Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”), dated as of August 21, 2025, by and between Brookfield Private Equity Fund LP, a Delaware limited partnership (the “Partnership”), and Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a limited partnership formed under the laws of the Province of Manitoba (the “Manager”).

WHEREAS, the General Partner desires to retain the Manager to provide management services to the Partnership, and in accordance with the Amended and Restated Limited Partnership Agreement of the Partnership (as amended and/or restated from time to time, the “Partnership Agreement”), the general partner of the Partnership may cause the Partnership to enter into this Agreement;

WHEREAS, the Manager has the experience, sources of information and facilities to perform the management services described above; and

WHEREAS, the Manager is willing to provide management services to the Partnership, under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.              Defined Terms. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in Article I of the Partnership Agreement.

“Expense Support” shall have the meaning specified in Section 6(a) hereof.

“Expense Support Period” shall have the meaning specified in Section 6(b) hereof.

“Fund” shall mean the Partnership, together with any Feeder Funds, Parallel Funds, and Intermediate Entities, collectively.

“Management Fee” shall have the meaning specified in Section 5(a) hereof.

“NAV” shall have the meaning specified in Section 5(b) hereof.

“Organizational and Offering Expenses” means all of the Fund’s organizational and offering expenses on the Fund’s behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating placement agents or financial intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials (including third-party marketing material compliance reviews), design and website expenses, expenses incurred in connection with webcasts, video conferencing or similar technology services in connection with marketing the interests in the Fund, fees and expenses of each entity (including, as applicable, transfer agent, administrator and depository fees, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, entertainment and meals and including all similar organizational and offering expenses of any Feeder Funds (including the Fund), Parallel Funds, Intermediate Entities or feeder funds or their investors to the extent not paid by such Feeder Funds, Parallel Funds and/or Intermediate Entities or their investors, but excluding subscription fees and Servicing Fees)).

“Specified Expenses” shall mean all expenses incurred in the business of the Fund, including Organizational and Offering Expenses, with the exception of (i) the Management Fee, (ii) the Performance Participation Allocation, (iii) the Servicing Fee, (iv) portfolio company or joint venture level expenses, (v) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated transactions, (vi) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Fund or any Person though which the Fund invests), (vii) taxes, (viii) ordinary corporate operating expenses (including costs and expenses related to hiring, retaining and compensating employees and officers of the Partnership), (ix) certain insurance costs and (x) extraordinary expenses (as determined in the sole discretion of the Manager).

2.              Appointment. The Partnership hereby appoints the Manager to act as the investment manager to the Partnership in accordance with the terms of this Agreement and the Partnership Agreement. The Manager hereby accepts such appointment and agrees to provide the services and to assume the obligations set forth in this Agreement.

3.              Duties of the Manager. (a) Subject to the provisions of this Agreement and subject to the overall supervision and control of the General Partner and to any instructions from the General Partner, the General Partner may delegate to the Manager any of the duties of the General Partner and the Manager hereby agrees, as an independent contractor, to accept such delegation and to assist the General Partner in the performance of its duties under the Partnership Agreement.

(b)            The Manager shall (directly or through an Affiliate) maintain a staff trained and experienced in the business of identifying and structuring transactions contemplated by the Partnership Agreement. Services to be rendered by the Manager in connection with the Partnership’s investment program shall include:

(i)             analysis and investigation of potential Portfolio Companies, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including primary and secondary investments in funds;

(ii)            analysis and investigation of potential dispositions of Investments, including identification of potential acquirers and evaluation of offers made by such potential acquirers;

(iii)           structuring of acquisitions of Investments, including through the Aggregator and other Intermediate Entities;

(iv)           identification of bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;

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(v)            supervision of the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;

(vi)           monitoring the performance of Portfolio Companies and, where appropriate, providing advice to the management of the Portfolio Companies at the policy level during the life of an Investment;

(vii)          arranging and coordinating the services of other professionals and consultants, including Brookfield; and

(viii)         providing the Partnership with such other services as the General Partner may, from time to time, appoint the Manager to be responsible for and perform.

(c)            The General Partner on behalf of the Partnership agrees that the Manager shall be entitled to all of the benefits of the Partnership Agreement applicable to it.

(d)              For the avoidance of doubt, the principal responsibilities of the Manager in respect of many of the items in this Section 3 are supervisory in nature only. In addition, the Manager may provide the services set forth in this Section 3 directly or may cause certain of such services to be provided by one or more third parties. To the extent such services are provided by a party other than the Manager, any fees, costs or expenses associated therewith would be a Fund Expense of the Partnership and will not reduce the Management Fee payable to the Manager.

4.              Attorney-in-Fact. The Partnership and the General Partner hereby constitute and appoint the Manager as the Partnership’s attorney-in-fact with full power and authority to act on behalf of the Partnership to the extent necessary to satisfy its powers, duties and obligations pursuant to this Agreement. This power of attorney is irrevocable and is granted to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee and shall terminate only on termination of this Agreement.

5.              Management Fee and Other Fees. (a) Pursuant to Section 6.2 of the Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity) shall pay to the Manager or an Affiliate thereof a management fee with respect to each class of Units (the “Management Fee”), calculated in the manner set forth below.

(b)             The Management Fee shall be calculated and paid monthly by the Partnership (directly or indirectly through an Intermediate Entity) in arrears on the last calendar day of each calendar month and shall, with respect to each class of Units, be equal to, an annualized rate of 1.25% of the net asset value (“NAV”) of such Class per annum; provided, that for each class of Units, the Management Fee shall be waived for the first twelve (12) months following the Initial Offering Date. The Management Fee shall be payable by the Partnership before giving effect to any accruals for the Management Fee, the Servicing Fee, the Performance Participation Allocation, Unit redemptions for that month, any distributions and without taking into account any taxes (whether paid, payable, accrued or otherwise) of any Intermediate Entity through which the Partnership indirectly invests in a Portfolio Company, as determined in the good faith judgment of the Manager. The Fund, any Feeder Fund and/or Parallel Fund will each be obligated to pay (without duplication) its proportional share of the Management Fee with respect to each class of Units based on its proportional interest in the Aggregator with respect to such class. Neither Brookfield Units nor any other class or series of Units designated by the General Partner shall pay a Management Fee. The Manager or an Affiliate thereof may elect to receive the Management Fee in cash, Units of the Partnership and/or any Parallel Fund and/or shares, units or interests (as applicable) of Intermediate Entities (which may, for the avoidance of doubt, be paid or allocated directly by an Intermediate Entity). If the Management Fee is paid in Units, such Units may be redeemed by the Partnership at NAV at the Manager’s request and will not be subject to the volume limitations in the Redemption Program or the Early Redemption Fee of the Redemption Program.

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(c)             The Management Fee for each of (i) the first calendar month after the first twelve (12) months following the Initial Offering Date and (ii) the last calendar month of the Partnership shall each be prorated for the number of days in such period.

6.              Expense Support. (a) The Manager may, in its sole discretion, advance all or a portion of the Organizational and Offering Expenses and/or Fund Expenses (together, “Expense Support”) to be borne by the Fund through the first anniversary of the Initial Offering Date. The Fund will be obligated to reimburse the Manager for all such advanced Expense Support (if any) ratably over the sixty (60) months following the first anniversary of the Initial Offering Date; provided, however, that the Manager may change the period over which such amortization occurs or the accounting treatment of such amortization, in its sole discretion in each case. The Manager, in its sole discretion, will determine the portion of the Expense Support that is attributable to the Partnership, the Feeder Funds (including the Feeder), any Parallel Funds and the Intermediate Entities. The Manager, in its sole discretion, may waive its right to reimbursement for any such advanced expenses. The Manager may elect to be reimbursed for such advanced expenses in cash, Brookfield Units and/or shares, units or interests of any Intermediate Entity. If such reimbursement is paid in Brookfield Units, such Units may be redeemed at the Manager’s request and will not be subject to the volume limitations of the Redemption Program or the Early Redemption Fee.

(b)             Notwithstanding the foregoing, for an eighteen-month period beginning on the Initial Offering Date (the “Expense Support Period”) the Manager will forgo an amount of its monthly Management Fee and/or pay, absorb or advance certain expenses of the Fund, to the extent necessary so that, for any fiscal year, the Fund’s annual Specified Expenses, after taking into account the amount of any foregone Management Fee, do not exceed 0.70% of the Fund’s net assets (annualized) as of the end of each calendar month. The Expense Support Period may be renewed for additional periods in the Manager’s sole discretion. During the Expense Support Period, the Fund will carry forward the amount of any foregone Management Fee and expenses paid, absorbed or advanced by the Manager, for payment to the Manager when and if requested by the Manager, but only if and to the extent that such Specified Expenses plus any recoupment do not exceed 0.70% of the Fund’s net assets (annualized) at the end of each calendar month. The Manager may recapture a Specified Expense at any time, including in the same year it is incurred. Unless the arrangement described in this paragraph is extended, then after the Expense Support Period, the Fund will reimburse the Manager for any Expense Support that is incurred on each entity’s behalf as and when incurred.

7.              Exculpation and Indemnification. The parties hereto acknowledge that the Manager, its direct and indirect beneficial owners and its officers, directors, members, partners, managers, employees, agents, stockholders and Affiliates are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of Sections 4.2 and 4.3 of the Partnership Agreement.

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8.              Independent Contractor. The Manager shall for all purposes herein be deemed to be an independent contractor with respect to the Partnership. Unless expressly authorized, the Manager shall not have the authority to act for or to represent the Partnership in any way other than as set forth in Sections 3 and 4 hereof and in the Partnership Agreement. It is the intention of the parties hereto that in no event shall the Manager be deemed to be a general agent, joint venture or partner of the Partnership.

9.              Term; Expense Support Reimbursement. The term of this Agreement shall be the same as the term of the Partnership Agreement as set forth in Section 9.1 thereof. This Agreement shall be terminated upon the earliest to occur of (a) the decision of the Partnership in the sole discretion of the General Partner upon sixty (60) days’ notice to so terminate, (b) the bankruptcy or termination of the Manager, and (c) the termination of the Partnership. In the event of dissolution, liquidation, sale of substantially all of the assets of the Partnership or termination of this Agreement, including termination of this Agreement by the Partnership, the Partnership agrees to first reimburse the Manager any Expense Support amounts previously advanced by the Manager to the Partnership that have not otherwise been reimbursed.

10.            Other Activities. The services provided by the Manager, its directors, officers, employees and partners to the Partnership and the General Partner hereunder are not exclusive and the Manager, its directors, officers, employees and partners shall be free to render similar services to others so long as, in its or their reasonable judgment, the Manager’s services hereunder are not impaired thereby. In addition, nothing in this Agreement shall limit or restrict the ability of the Manager or any of its directors, officers, employees, members and Affiliates from engaging in, investing in, participating in or otherwise entering into other business ventures of any kind, nature and description, individually and with others, including, without limitation, the ownership and investment in securities, and whether or not any such business venture competes with the Partnership, and neither the Partnership nor any Unitholder shall have any right in or to any such activities or the income or profits derived therefrom.

11.            Miscellaneous. (a) This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements), or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner; provided that any amendment, modification or supplement that, in the General Partner’s discretion, viewed as a whole together with all such amendments, modifications or supplements, would have a material adverse effect on the Unitholders in the aggregate will require the prior approval of the Independent Directors.

(b)            Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Unitholder has received access instructions by electronic mail, when posted.

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(c)            This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

(d)            This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, any party’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such party and shall bind such party to its terms. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention.

(e)            This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Manager acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(f)             Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board of Directors), the Manager shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided, that nothing in this Agreement shall preclude changes in the composition of the members constituting the limited partnership which is the Manager so long as Brookfield and its Affiliates control such limited partnership; provided, further, that such limited partnership may be reconstituted from the limited partnership form to the limited liability company form, the general partnership form or to the corporate form or vice versa or any other form of entity so long as Brookfield and its Affiliates control such reconstituted entity; provided, further, that for the avoidance of doubt, the Manager may make a collateral assignment of all or any portion of its rights to receive Management Fees and other fees, or the account(s) into which such fees are received, to secure indebtedness incurred by the Manager and/or its Affiliates so long as the secured party shall not have any right to become the Manager hereunder or exercise or perform any the Manager’s responsibilities hereunder (other than to enforce the rights of the Manager with respect to the payment of the Management Fee).

(g)            No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

BROOKFIELD PRIVATE EQUITY FUND LP

By:	Brookfield Private Equity Fund GP LLC, its general partner

By:	Brookfield Private Equity Fund Officer GP LLC, its sole member

By:	/s/ David Nowak
Name:	David Nowak
Title:	Chief Executive Officer and President

Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P.

By:	BROOKFIELD PE GP ULC, its general partner

By:	/s/ David Nowak
Name:	David Nowak
Title:	Managing Partner

[Signature Page to Brookfield Private Equity Partnership LP IMA]